UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/12/2008

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The disclosure contained in Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 12, 2008, MCG Capital Corporation ("MCG Capital") entered into the second amendment to its Commercial Loan Trust 2006-2 warehouse credit facility with Merrill Lynch Capital Corp. ("Merrill Lynch"). Pursuant to the amendment, the maturity date for the facility was extended from February 29, 2008 through August 31, 2008. In addition, the amendment provides for the periodic reduction of the outstanding amount under the facility, with not more than $82.5 million outstanding on April 21, 2008, not more than $55 million outstanding on May 31, 2008, not more than $27.5 million outstanding on July 21, 2008 and $0 outstanding on August 31, 2008. After February 29, 2008, the advance rate under the facility is reduced from 75% to 70% for non-senior loans but remains at 75% for senior loans, and the interest rate for advances increases from LIBOR plus 0.75% to LIBOR plus 1.5%. Additionally, MCG Capital has paid a modification fee of $250,000 to Merrill Lynch. As of February 7, 2008, MCG Capital had $111.3 million outstanding under the facility.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1:        Agreement and Amendment Number 2 to Warehousing Agreement, dated as of February 12, 2008, by and among MCG Commercial Loan Trust 2006-2, MCG Capital Corporation and Merrill Lynch Capital Corp.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: February 13, 2008	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Operating Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Agreement and Amendment Number 2 to Warehousing Agreement, dated as of February 12, 2008, by and among MCG Commercial Loan Trust 2006-2, MCG Capital Corporation and Merrill Lynch Capital Corp.